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                [Keating, Muething & Klekamp, P.L.L. Letterhead]






 GARY P. KREIDER
 DIRECT DIAL:  (513) 579-6411
 FACSIMILE: (513) 579-6956
 E-MAIL: GKREIDER@KMKLAW.COM




                                                                       EXHIBIT 5
                                February 16, 1999


Cintas Corporation
6800 Cintas Boulevard
Cincinnati, Ohio 45262

Gentlemen:

      We serve as your General Counsel and are familiar with your Articles of Incorporation, By-laws and corporate proceedings. On this basis, we have made an examination as to:

      1. The organization of Cintas Corporation;

      2. The legal sufficiency of all corporate proceedings of Cintas Corporation in connection with the authorization and issuance of all presently outstanding and issued Common Stock of Cintas Corporation; and

      3. The legal sufficiency of all corporate proceedings taken in connection with the authorization of the issuance of shares of Common Stock pursuant to an Agreement and Plan of Merger dated January 9, 1999 among Unitog Company, Cintas Corporation and Cintas Image Acquisition Company that are included in a Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with that Agreement.

      Based upon such examination, we are of the opinion that:

      1. Cintas Corporation is a duly organized and validly existing corporation under the laws of the State of Washington;

      2. Cintas Corporation has taken all necessary and required corporate actions in connection with the issuance of Common Stock pursuant to an Agreement and Plan of Merger dated January 9, 1999 among Unitog Company, Cintas Corporation and Cintas Image Acquisition Company and when issued those shares of Common Stock will be validly authorized, legally issued, fully paid and nonassessable shares of Common Stock of Cintas Corporation free of any preemptive rights.


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      We hereby consent to the reference to our firm in the Registration
Statement and the Prospectus part thereof as the attorneys who will pass upon legal matters in connection with the issuance of such shares of Common Stock and to the filing of this opinion as an exhibit to the Registration Statement. In providing this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,


                                           KEATING, MUETHING & KLEKAMP, P.L.L.



                                           BY: /s/ Gary P. Kreider
                                              ---------------------------------
                                              Gary P. Kreider